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                                                              EXHIBIT 10.10



                                EMPLOYMENT AGREEMENT



                 THIS EMPLOYMENT AGREEMENT entered into as of the 16th day of January, 1996 by and between QUARTERDECK CORPORATION, a Delaware Corporation (hereinafter referred to as "Company"), and BRADLEY D. SCHWARTZ (hereinafter referred to as "Executive").

                 1.       EMPLOYMENT

                 1.1 Company hereby employs Executive to render services during the term of this Agreement as Senior Vice President, General Counsel and Corporate Secretary of the Company and Executive hereby accepts such employment and agrees to perform his obligations and agreements herein set forth. During the term of this Agreement, Executive shall be a full-time employee of the Company and shall devote all of his business time and attention to the performance of his duties hereunder. Notwithstanding the foregoing, Executive will be permitted to engage in other business activities and charitable activities that do not materially interfere with his duties to the Company. In addition, Executive will be permitted to wind down his affairs as a partner of the law firm of Gibson, Dunn & Crutcher for a reasonable period of time.

                 1.2 Executive shall be the senior officer in the legal department and shall report directly to the Chief Executive Officer of the Company.

                 2.       COMPENSATION

                 2.1 Company shall pay to Executive a base salary ("Salary") of $170,000 per annum. Salary shall be payable in equal bi-weekly installments, less applicable withholdings and deductions, in accordance with Company's normal payroll practice. At the end of each year there shall be a good faith review of Salary and Company may, in its sole discretion, increase (but not decrease) the Salary at that time.

                 2.2 In addition to the Salary, Executive shall be entitled to a bonus ("Bonus") of $110,000 multiplied by a "Multiplier." The Multiplier will be based upon achievement of certain reasonable individual and department goals proposed by Executive and the Bonus shall be paid on a quarterly basis. (The Salary and the Bonus shall be referred to as the "Base Compensation"). Executive shall receive an annual cost of living increase with respect to the Base Compensation.

                 3.       TERM

                 3.1 This Agreement shall commence as of the date of this Agreement set forth above and, unless earlier terminated or extended in accordance with the terms hereof, shall expire on the Expiration Date. The "Expiration Date" shall initially be January 16, 2000; provided, however, that commencing (and including) January 16, 1998, the Expiration Date shall be extended by one day for each day that expires under this Agreement.
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                 4.       STOCK OPTIONS

                 4.1 Company shall grant to Executive as of the date of this Agreement options (the "Options") to purchase 100,000 shares of common stock of the Company, $.001 par value per share ("Common Stock").

                 4.2 Executive shall be eligible for additional option grants in the future commensurate with Executive's status as a senior executive officer of the Company at least comparable to grants made to other senior executives of the Company. The amount of any future option grants shall be at the discretion of the Board of Directors or the Compensation Committee thereof.

                 5.       BENEFITS

                 5.1 Executive shall be entitled to participate in any benefit plan generally available to executive officers including, by way of example, medical and dental plans for Executive and his family, vacation, the Company's 401(k) Plan and the like. Company agrees to use its best efforts to provide adequate health insurance coverage to Executive and Executive's spouse and children; provided, however, if the Company is unable to obtain such coverage with respect to Executive's spouse due to the existence of a pre-existing condition it shall promptly reimburse Executive, on an after tax basis, for all medical costs (including, but not limited to, doctors' fees and expenses, hospitalization, treatment, medication and the like) of Executive's spouse.

                 5.2 Company agrees to pay or reimburse Executive for reasonable business, travel and entertainment expenses in accordance with Company policy for executive officers upon the presentation of itemized statements of such expenses.

                 5.3 Company shall provide Executive a reasonable allowance for legal books and publications, seminars, memberships in organizations, bar dues and similar fees for Executive and persons in the legal department designated by Executive.

                 6.       RELOCATION ALLOWANCE

                 6.1 Executive shall receive, in order to offset the anticipated increases in mortgage and property taxes associated with owning a residence in the West Los Angeles County area, an annual cost of living allowance of not to exceed 10% of his Base Compensation, up to a cumulative total of $90,000 over three years (the "Cost of Living Allowance"). The Cost of Living Allowance shall be paid quarterly, within 30 days after the end of each fiscal quarter, for up to three years beginning with the first fiscal quarter after relocation. The Cost of Living Allowance shall terminate upon the earlier to occur of (1) payments totaling $90,000 being made to Executive under this Section 6.1 or (2) the price of the Company's Common Stock reaching $45.00 after at least 50% of the Options have vested at a time when Executive is not prohibited from selling shares of Common Stock under the Company's Insider Trading Policy, under "pooling restrictions" or otherwise under any agreement or applicable law.

                 6.2 Executive shall be reimbursed for all reasonable and actual moving costs associated with the relocation of Executive's personal residence to the West Los Angeles County area and Executive's office to the Company's facilities. To the extent the aforementioned reimbursements are not excludable from Executives gross income or deductible by Executive as qualified moving expense for federal income tax purposes, Executive shall be paid an amount in cash equal to a gross up factor calculated by dividing

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the expenses includable in gross income and not deductible by Executive by 58%
(assumes a 42% personal income tax rate) and subtracting from the result the reimbursed expenses.

                 6.3 Executive will be reimbursed for rent (up to $4,200 per month for up to six months) for a home in the West Los Angeles County area and for a security deposit to up to $8,400). The Company will provide Executive with a loan bearing interest at the applicable federal rate determined under Section 1274(d) of the Internal Revenue Code for purposes of making a down payment on a residence in the West Los Angeles County area. Executive will (if permitted by the senior lender) grant to the Company a second lien on such residence to secure the loan.

                 6.4 Company shall reimburse Executive for all commissions (including standard real estate brokerage commissions) and other costs and fees incurred in connection with the lease and/or sale of his current residence.

                 7.       TERMINATION

                 7.1 Executive's employment shall be deemed to have terminated upon (i) Executive's death or Disability, (ii) Executive's termination by the Company for Cause, or (iii) after one year from the date hereof upon 30 days written notice of Executive's election to terminate his employment. "Disability" for purpose of this paragraph 7.1 shall mean Executive's inability to perform the essential functions of his position, with reasonable accommodation, due to physical or mental disability, resulting in Executive's absence from his duties hereunder on a full time basis for twenty-six (26) consecutive weeks. "Cause" for purposes of this paragraph shall mean a termination on the grounds of the Executive's personal gross neglect of duties, willful misconduct or willful violation of any law which subjects Employer or Executive to a felony conviction. Employer has the right to terminate for Cause at any time. In the event of termination pursuant to this paragraph 7.1, Base Compensation and other benefits due Executive hereunder shall be prorated so that only that portion due for services rendered prior to termination shall be payable hereunder.

                 7.2 In the event (i) Gaston Bastiaens ceases to be the Chief Executive Officer of the Company and within 60 days of such event Executive gives written notice of election to terminate this Agreement, or (ii) a majority of the stock of the Company is acquired by another person or entity or the Company is merged with another entity, or substantially all of the assets of the Company are sold to another entity or a "Change in Control" (as defined in the Company's 1990 Stock Option Plan) occurs, and within 60 days of such event Executive gives written notice of election to terminate this Agreement, Executive shall be entitled to the following benefits:

                                  (i)       Twelve months Salary plus an amount
         equal to the maximum Bonus Executive could receive for such 12 month period, payable in bi-weekly installments without offset or duty to mitigate;

                                  (ii)      COBRA insurance coverage for
         eighteen months, payments for such coverage to be made by the Company monthly; and

                                  (iii)     A lump sum payment equal to the
         amount by which $90,000 exceeds the cumulative Cost of Living Allowance actually paid as of termination date; provided that if the price of the Company's stock is in excess of





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        $45.00 at such time and Executive is not then prohibited from selling shares of Common Stock under the Company's Insider Trading Policy, under "pooling restrictions" or otherwise under any agreement or applicable law, no amount shall be payable pursuant to this subparagraph (iii).

                                  (iv)      Executive shall be immediately
         vested in 50% of Executive's unvested stock options outstanding on the date of termination.

                 7.3 In the event Company terminates Executive without Cause or Executive terminates his employment for Good Reason, Executive shall be entitled to, in addition to all remedies under applicable law, all compensation and benefits provided under this Agreement for the full term hereof, without offset or duty to mitigate. "Good Reason" shall mean (i) the Company relocates outside of the Los Angeles area, (ii) the Company materially breaches this Agreement, or (iii) Executive is assigned duties by the Company which constitutes a substantial diminution of his duties hereunder.

                 8.       GENERAL PROVISIONS

                 8.1 Executive shall execute and deliver with this Agreement, the Company's Standard Executive Confidentiality Agreement.

                 8.2 All notices and demands shall be in writing and shall be served personally, telegraphically or via facsimile or by certified mail. Service shall be deemed conclusively made at the time of service if personally served, at the time the telegraph agency confirms to the sender delivery thereof to the addressee if served telegraphically, at time of confirmation of receipt if via facsimile, and twenty-four hours after deposit thereof properly addressed and postage prepaid in the United States mail, if served by certified mail. All notices or demands shall be given at the respective addresses of the parties hereto as set forth in this Agreement. Any party may, by written notice in compliance with this paragraph, alter or change the address or the identity of the person to whom notice, or copy thereof, is to be sent.

                 8.3 A waiver in writing by either party of any of the terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a





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waiver of such term or condition for the future, or of any subsequent breach hereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

                 8.4 All provisions of this Agreement which either expressly or by implication survive any termination or expiration hereof shall continue in full force and effect subsequent to said termination or expiration.

                 8.5 This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and fully to be performed therein.

                 8.6 The parties shall execute the Company's form of Indemnification Agreement for officers and directors.

                 8.7 If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                            QUARTERDECK CORPORATION



                            By:/s/ Gaston Bastiaens
                            ------------------------------------
                                   Gaston Bastiaens
                                Chief Executive Officer

                            13160 Mindanao Way, 3rd Floor
                            Marina del Rey, California  90292



                            EXECUTIVE



                            By:/s/ Bradley D. Schwartz
                            ------------------------------------
                            436 Paulette Place
                            La Canada, California  91011





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